Exhibit 10.1

EXHIBIT B

FORM OF TAX RECEIVABLE AGREEMENT

(see attached)

Exhibit B to Business Combination Agreement

Final Form

TAX RECEIVABLE AGREEMENT

by and among

CF OMS LLC

NORMANDY HOLDCO LLC

MDH ACQUISITION CORP.

OP GROUP HOLDINGS, LLC

and

OLIVE VENTURES HOLDINGS, INC.

DATED AS OF [__], 2021

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [__], 2021 (the “Effective Date”), is hereby entered into by and among CF OMS LLC, a Delaware limited liability company (“CF OMS”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), MDH Acquisition Corp., a Delaware corporation (“MDH”), OP Group Holdings, LLC, a Delaware limited liability company (“OP Group”) and Olive Ventures Holdings, Inc., a Delaware corporation (“Parent Corporation”).

RECITALS

WHEREAS, the CF OMS, Blocker Owner, MDH, Parent Corporation and certain other parties entered into the Business Combination Agreement, dated July 21, 2021 (the “BCA”);

WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties thereto will consummate a series of transactions pursuant to which, among other things, (i) Parent Corporation will acquire, through the merger of its direct wholly-owned subsidiary, Milestone Merger Sub Inc., a Delaware corporation, with and into Paylink Holdings Inc. a Delaware corporation (“Blocker”), with Blocker as the surviving company, all of the issued and outstanding stock of Blocker from Blocker Owner (the “Blocker Share Sale”) and (ii) CF OMS will purchase for cash from Parent Corporation a number of shares of vested Parent Corporation Class B Common Stock and a number of shares of unvested Parent Corporation Class B Common Stock (the “CF OMS Class B Purchase,” and together with the Blocker Share Sale, the “Sale Transactions”).

WHEREAS, following the Sale Transactions, CF OMS, Blocker and MDH will collectively own all of the equity interests of OP Group, which will continue to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, CF OMS and Blocker will each hold Common Units in OP Group (“Common Units”) and Earnout Units in OP Group (“Earnout Units”), which Common Units and Earnout Units held by CF OMS will, together with shares of Class B Common Stock of Parent Corporation, be redeemable or exchangeable in certain circumstances for shares of Class A Common Stock, $0.0001 par value per share, of Parent Corporation (the “Class A Shares”) pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of OP Group (the “OP Group LLC Agreement”);

WHEREAS, OP Group will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by OP Group and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group (as defined below), at the time of the CF OMS Sale, an Exchange or any other acquisition of Common Units or Earnout Units for cash or otherwise, by reason of such CF OMS Sale, Exchange or such other acquisition of Common Units or Earnout Units, and the receipt of payments under this Agreement; and

WHEREAS, the parties are entering into this Agreement to set forth the agreements regarding the sharing of certain Tax benefits realized by the Parent Corporation Group resulting from an Exchange or other acquisition of Common Units or Earnout Units.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (including extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. The Accrued Amount shall not be treated as interest for Tax purposes, but shall instead be treated as additional consideration unless otherwise required by Law.

“Actual Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the actual U.S. federal taxable income determined for the Parent Corporation Group (determined without regard to the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and without regard to the deduction for state or local Tax liabilities for such Taxable Year) and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and (ii) the Blended Rate for such Taxable Year.

“Actual Tax Liability” means, with respect to any Taxable Year, (i) the actual liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year, plus (ii) the Actual Other Tax Liability for such Taxable Year.

“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the CF OMS Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3) that are treated as additional consideration received by CF OMS under Section 4.6, including, but not limited to: (i) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where OP Group remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where OP Group becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).

“Basis Schedule” has the meaning set forth in Section 2.2.

“BCA” has the meaning set forth in the Recitals of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Parent Corporation Group in each U.S. state or local jurisdiction in which the Parent Corporation Group (or any member thereof) files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Parent Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Parent Corporation Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Board” means the Board of Directors of Parent Corporation.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“CF OMS Sale” has the meaning set forth in the BCA.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, excluding (i) the Members as of the Effective Date and their Affiliates and (ii) a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than 50% of the combined voting power of the Parent Corporation’s then outstanding voting securities;

(ii)           there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all or a portion of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii)          the stockholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are Beneficially Owned by stockholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) the automatic conversion of all of the shares of Class B Common Stock, $0.0001 par value per share, of the Parent Corporation in accordance with its certificate of incorporation or the OP Group LLC Agreement.

“Closing Date” means the closing date of the Sale Transactions.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Units” means the Common Units as defined in the OP Group LLC Agreement.

“Confidential Information” has the meaning set forth in Section 7.12(b).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity” means Blocker and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means LIBOR plus 400 basis points.

“Designated Tax Attributes” means, without duplication, any Basis Adjustment, any Additional Basis, and any Imputed Interest.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Disclosing Person” has the meaning set forth in Section 7.12(a).

“Disputing Parties” has the meaning set forth in Section 7.5(b).

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” means any Exchange as defined in the OP Group LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the date of the consummation of an Exchange.

“Excluded Assets” shall have the meaning set forth in Section 7.11(c).

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(b).

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but (i) without taking into account any Designated Tax Attributes and (ii) treating as a deduction the Hypothetical Other Tax Liability (rather than another amount for state or local Tax liabilities). Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (ii) of the definition of “Hypothetical Federal Tax Liability”) and (ii) the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, (a) the Hypothetical Federal Tax Liability for such Taxable Year, plus (b) the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Parent Corporation reasonably determines on or prior to the relevant date of determination, that the one-year LIBOR rate has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Parent Corporation reasonably determines, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant LIBOR or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant LIBOR; and (ii) if the Parent Corporation has determined a substitute or successor rate in accordance with the foregoing, the Parent Corporation may reasonably determine, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines is needed to make such substitute or successor rate comparable to the relevant LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.

“Market Value” means the Fair Market Value (as defined in the OP Group LLC Agreement) of the Class A Shares on the applicable Exchange Date. When calculated for an Early Termination Payment, “Market Value” means the Fair Market Value (so defined) of the Class A Shares for the trailing 90-day average as of the applicable Exchange Date.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” for each Taxable Year shall mean an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OP Group” has the meaning set forth in the Recitals of this Agreement.

“OP Group LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group” means the Parent Corporation, Blocker, OP Group, any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.

“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any direct or indirect transfer (including upon the death of a Member) of one or more Common Units or Earnout Units (i) that occurs prior to an Exchange of such Common Units or Earnout Units, and (ii) to which Section 743(b) of the Code applies.

“Protected Person” has the meaning set forth in Section 7.12(a).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.5(b).

“Reconciliation Procedures” means the procedures described in Section 7.5(b).

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by OP Group or any of the direct or indirect Subsidiaries of OP Group treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representatives” has the meaning set forth in Section 7.12(a).

“Sale Transactions” has the meaning set forth in the Recitals of this Agreement.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEC” means the Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OP Group that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” has the meaning set forth in Section 3.1.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3.

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any state or locality that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means CF OMS, Blocker Owner and their respective successors and assigns pursuant to Section 7.7(a).

“Transferor” has the meaning set forth in Section 7.11(b).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in the Taxable Year of such Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth anniversary of such Early Termination Date), (4) any Subsidiary Stock will never be disposed of, (5) any non-amortizable assets (other than any Subsidiary Stock to which Valuation Assumption (4) applies) are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth anniversary of the Early Termination Date or (B) the fifteenth anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset if such asset is disposed of as part of a Change of Control or (ii) as generally provided in this Valuation Assumption, and (6) if, at the Early Termination Date, there are Common Units or Earnout Units that have not been Exchanged, then each such Common Unit or Earnout Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2             Interpretation. The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 1.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. References herein to any Law shall be deemed also to refer to such Law, as amended, or any successor Law thereto and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1            Basis Adjustment. The parties acknowledge and agree, without expanding, limiting or altering the obligations of any party hereunder or under the BCA or the OP Group LLC Agreement, and for the avoidance of doubt, that Basis Adjustments are intended to result from any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with any Exchange. Payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are made to Blocker Owner (or its successors and assigns) or are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the CF OMS Sale, an Exchange of one or more Common Units or Earnout Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

Section 2.2            Basis Schedule. Within 120 calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to the TRA Holders a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustments resulting from the CF OMS Sale and any Exchanges effected in such Taxable Year, if any and (ii) the period (or periods) over which such Basis Adjustments resulting therefrom are amortizable and/or depreciable. Within 120 calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to each TRA Holder a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to each TRA Holder pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) with respect to Exchanges by the applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.3            Tax Benefit Schedule.

(a)               Within 120 calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Parent Corporation shall provide to each TRA Holder: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, and (B) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit payable to each TRA Holder in accordance with Schedule A attached hereto (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (iv) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by any TRA Holder. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)               For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to CF OMS or its successors and assigns, and (ii) to the extent that Additional Basis is created, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

Section 2.4             Procedure; Amendments.

(a)               An applicable Schedule or amendment thereto shall become final and binding on all parties 45 calendar days from the first date on which all TRA Holders are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Holder (i) within 45 calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith that sets forth in reasonable detail such TRA Holder’s material objections or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 45 calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.

(b)               The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Holders, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to each TRA Holder within 60 calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. If a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Article III
TAX BENEFIT PAYMENTS

Section 3.1            Payments. Within five Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall (or shall cause one of its Subsidiaries, including MDH to) pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is payable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. Notwithstanding anything in this Agreement to the contrary, (a) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal estimated income Tax payments and (b) with respect to each Exchange, if any applicable TRA Holder notifies the Parent Corporation in writing of a stated maximum selling price (within the meaning of Section 15A.453-1(c)(2) of the Treasury Regulations), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

Section 3.2            No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit and (ii) the Accrued Amount with respect to clause (i), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3            Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make (or cause to be made) all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then interest will begin to accrue at the Default Rate pursuant to Section 5.2 (or, if so provided in Section 4.2(b), at the Agreed Rate), and the Parent Corporation and the other parties agree that (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Section 3.4            Overpayments. To the extent the Parent Corporation (or any of its Affiliates) makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments to be paid by the Parent Corporation (or any of its Affiliates) to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Parent Corporation (or its applicable Affiliate) to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates.

Article IV
TERMINATION

Section 4.1            Early Termination at Election of the Corporate Taxpayer. The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (an “Early Termination”). The Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2            Breach of Agreement.

(a)               If the Parent Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make (or cause to be made) any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation within 30 days after written notice is provided by any TRA Holder, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, if the Parent Corporation or Blocker breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b)               The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment. The interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing debt agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3            Change of Control. In the event of a Change of Control, any TRA Holder shall have the option, by written notice to the Parent Corporation, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.3, and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to all TRA Holders as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i) above), and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Parent Corporation) or are included in clause (ii)); provided that the procedures of Section 4.4 (and Section 2.3, to the extent applicable) and Section 4.5 shall apply mutatis mutandis with respect to the determination of the amount payable by the Parent Corporation pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five Business Days after such amount has become final pursuant to Section 4.4 or, if applicable, Section 7.5. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Parent Corporation makes all such required Early Termination Payments and other payments described in this Section 4.3, the Parent Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.4            Early Termination Notice. If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which all TRA Holders have received such Schedule or amendment thereto unless any TRA Holder (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.

Section 4.5            Payment upon Early Termination.

(a)               Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

(b)               The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

Section 4.6            Treatment of Tax Benefit Payments. The parties acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the Effective Date and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments (other than Imputed Interest) paid to CF OMS or Blocker Owner pursuant to this Agreement shall be treated as additional consideration received by CF OMS or Blocker Owner, respectively, to the maximum extent permitted by applicable Law. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect, with respect to any Exchange, to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of any such Exchange to a dollar amount specified by such TRA Holder (or, in each case, such other limitation selected by the TRA Holder and consented to by the Parent Corporation, which consent shall not be unreasonably withheld, conditioned or delayed).

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1            Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. Notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2            Late Payments by the Parent Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1            Participation in the Parent Corporation Group’s Tax Matters. Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify each TRA Holder of, and keep each TRA Holder reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each TRA Holder reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the OP Group LLC Agreement.

Section 6.2            Consistency. Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4.

Section 6.3            Cooperation. Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause one of its Subsidiaries to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII
MISCELLANEOUS

Section 7.1            Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and communications to the Parent Corporation, CF OMS and Blocker Owner shall be sent to the addresses indicated below (or to such other address or addresses as the parties may from time to time designate in writing):

If to the Parent Corporation, to:

c/o Olive Ventures Holdings, Inc.

222 S. Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention: Rebecca Howard
                   Kevin Hovis

Email: RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with copies (which shall not constitute notice to the Parent Corporation) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, California 90067

Attention: Jonathan Benloulou, P.C.
                   Evan Roberts

Email: jonathan.benloulou@kirkland.com
            evan.roberts@kirkland.com

If to CF OMS, to:

CF OMS LLC

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Fl.

New York, NY 10105

Attention: General Counsel – Credit Funds

Email: gc.credit@fortress.com

with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attention: Kevin Mausert, P.C. Email: kmausert@kirkland.com

If to Blocker Owner, to:

Normandy Holdco LLC
c/o Milestone Partner
555 East Lancaster Ave., Suite 500
Radnor, PA 19087

Attention: Adam Curtin

Email: acurtin@milestonepartners.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP

301 Carnegie Center, Suite 400

Princeton, New Jersey 08540

Attention: Donald Readlinger

Email: donald.readlinger@troutman.com

Section 7.2            Counterparts; Electronic Delivery. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3            Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules to this Agreement) contains the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (including term sheets and letters of intent). The parties have voluntarily agreed to define their rights and liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

Section 7.4            Further Assurances. Each of the parties covenants and agrees, on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 7.5            Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)               The Laws of the State of Delaware shall govern (i) all actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action arising out of or relating to this Agreement, agrees that all claims in respect of the action shall be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.5(a), however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b)               Reconciliation. If Parent Corporation and the TRA Holders (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.4) (as applicable, the “Disputing Parties”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Parties agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert entirely adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(b) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(b) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.6            Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.7            Assignment; Successors

(a)               Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided that (A) to the extent Common Units are effectively transferred in accordance with the terms of the OP Group LLC Agreement or any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group, as applicable, the transferring TRA Holder may, in the case of any transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.

(b)               Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties, their respective heirs, executors, administrators, successors and permitted assigns. Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Parent Corporation by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Corporation would be required to perform if no such succession had taken place.

Section 7.8             Amendments; Waiver.

(a)               Amendments. Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)               Waiver. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 7.9            Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. All costs and expenses incurred in connection with the provision and preparation of any Schedule for each TRA Holder in compliance with this Agreement shall be borne by OP Group.

Section 7.10        Withholding. The Parent Corporation and its Affiliates (including OP Group and its Subsidiaries) shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that amounts are so withheld and paid to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, the relevant TRA Holder shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority not so deducted or withheld, together with any reasonable costs and expenses related thereto. Each TRA Holder shall promptly provide the Parent Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax Law.

Section 7.11        Parent Corporation Consolidated Group; Transfers of Corporate Assets.

(a)               The parties acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local tax Law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

(b)               If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For this purpose, such fair market value of a transferred Reference Asset shall take into account a proper reduction for the amount of debt to which such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset, or the amount of debt allocated to such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c)               Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to OP Group (other than the Parent Corporation Group’s interests in OP Group) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to OP Group on the date such assets were first acquired by such member of the Parent Corporation Group; provided that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to OP Group (other than any interests in OP Group) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.

Section 7.12        Confidentiality.

(a)               Each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the Effective Date use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

(b)               “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder; provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.

(c)               Notwithstanding anything to the contrary herein, (i) each party may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 7.13        Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14        OP Group LLC Agreement. To the extent this Agreement imposes obligations upon OP Group or a managing member of OP Group, this Agreement shall be treated as part of the limited liability company agreement of OP Group for tax purposes as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15        Joinder. Each of Blocker and the Parent Corporation agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the Effective Date, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Blocker or the Parent Corporation, as applicable, for all purposes of this Agreement. The Parent Corporation shall cause any Corporate Entity that acquires an interest in OP Group (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker for all purposes of this Agreement. OP Group shall have the power and authority (but not the obligation) to permit any Person who becomes a member of OP Group to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in OP Group by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature Page Follows]

Each of the undersigned has caused this Tax Receivable Agreement to be duly executed as of the date first written above.

CF OMS:

CF OMS LLC

By:
Name:
Title:

BLOCKER OWNER:

NORMANDY HOLDCO LLC

By:
Name:
Title:

OP GROUP:

OP GROUP HOLDINGS, LLC

By:
Name:
Title:

MDH:

MDH ACQUISITION CORP.

By:
Name:
Title:

PARENT CORPORATION:

OLIVE VENTURES HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule A

Allocation of Net Tax Benefits

100% of the Net Tax Benefits up to an aggregate of $700,000 shall be payable to CF OMS (its successors and assigns).

All Net Tax Benefits in excess of $700,000 shall be allocated and payable 50% to CF OMS (its successors and assigns) and 50% to Blocker Owner (its successors and assigns).